Exhibit 99.31

AMENDMENT TO CONTRIBUTION AGREEMENT

April 10, 2013

This Amendment to Contribution Agreement (this “Agreement”) is made and entered into as of the date set forth above, by and between Elemetal, LLC, a Delaware limited liability company (“Elemetal”) and NTR Metals, LLC, a Texas limited liability company (“NTR Metals”). Capitalized terms used but not defined herein have the meaning assigned to them in the Contribution Agreement (as defined below).

RECITALS

WHEREAS, the undersigned entered into that certain Contribution Agreement, dated as of January 2, 2013, by and between Elemetal and NTR Metals (the “Contribution Agreement”), pursuant to which NTR Metals agreed to contribute to Elemetal shares of capital stock of DGSE Companies, Inc. and an Option Grant Agreement in exchange for Class A Common Units of Elemetal; and

WHEREAS, pursuant to this Agreement, Elemetal and NTR Metals are amending the Contribution Agreement to correct a mistake in the numbers of DGSE shares and Elemetal Common Units listed on Schedule 1 and Schedule 2, respectively, of the Contribution Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

AGREEMENT

1. Schedule 1 / Contributed Assets. Paragraph 1 of Schedule 1 to the Contribution Agreement is hereby amended so that the reference to “4,393,142” is changed to “4,268,142”.

2. Schedule 2 / Class A Common Units. Schedule 2 to the Contribution Agreement is hereby amended so that the reference to “105,000” is changed to “102,059”.

3. Integration of Contract. The Contribution Agreement as amended by this Agreement constitutes the full understanding of the parties, and no terms, conditions, understandings or agreements purporting to modify or vary the terms of the Contribution Agreement or this Agreement shall be binding unless hereafter made in writing and signed by the party to be bound.

4. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

5. Retroactive Effect. The mistake corrections effectuated by this Agreement are intended to and shall for all permissible purposes have retroactive effect to the date of the Contribution Agreement, January 2, 2013.

IN WITNESS HEREOF, the parties have executed this Agreement by their duly- authorized officers effective as of the date first above written.

NTR METALS, LLC

By	/s/ John Loftus
Name: John Loftus
Title: Member

ELEMETAL, LLC

By	/s/ Alan Stockmeister
Name: Alan Stockmeister
Title: Chairman

[Signature Page to Amendment to Contribution Agreement]